Exhibit 99.77(i)

ITEM 77I – Terms of New or Amended Securities

At its January 10, 2013 meeting, the Board of Trustees of ING Mutual Funds (“IMF”) approved the establishment of ING Global Perspectives Fund (the “Fund”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IMF’s registration statement registering shares of the Fund.  In addition, at its March 7, 2013 meeting, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Fund.